Exhibit 24

LIMITED POWER OF ATTORNEY

CURO Group Holdings Corp.

The undersigned, in his or her capacity as a director or officer, or both, of CURO Group Holdings Corp., does hereby appoint Don Gayhardt, Roger Dean, Vin Thomas and Tashia Rivard, or any one or more of them, his or her attorneys or attorney, with full power of substitution, to execute in his or her name any CURO Group Holdings Corp. Section 16 Report and the Annual Report of CURO Group Holdings Corp. on Form 10-K for its fiscal year ended December 31, 2021, and any amendments to that report, and to file it with the Securities and Exchange Commission. Each attorney shall have power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act to be done in the premises as fully and to all intents and purposes as the undersigned could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.

Executed the dates set forth below.

/s/ Doug Rippel	/s/ Chad Faulkner
Doug Rippel	Chad Faulkner
February 8, 2022	February 4, 2022

/s/ Andrew Frawley	/s/ David Kirchheimer
Andrew Frawley	David Kirchheimer
March 2, 2022	January 24, 2022

/s/ Chris Masto	/s/ Mike McKnight
Chris Masto	Mike McKnight
February 20, 2022	February 8, 2022

/s/ Gillian Van Schaick	/s/ Issac Vaughn
Gillian Van Schaick	Issac Vaughn
February 3, 2022	February 7, 2022

/s/ Dale Williams	/s/ Elizabeth Webster
Dale Williams	Elizabeth Webster
January 26, 2022	January 26, 2022

/s/ Karen Winterhof
Karen Winterhof
February 24, 2022